                                                                       Exhibit 2



                                                             [Execution Version]



                               Warrant Agreement

                               December 31, 1998


Kafus Environmental Industries Ltd.
Suite 440, 755 Burrard Street
Vancouver, BC Canada V6Z 1X6

     Attn:  Mr. Michael A.  McCabe

Gentlemen:

Reference is made to the Securities Purchase Agreement dated as of August 18, 1998 (the "Securities Purchase Agreement"), between Kafus Environmental Industries Ltd., a British Columbia corporation (the "Company"), and Enron Capital & Trade Resources Corp., a Delaware corporation (the "Purchaser"), and the related Warrants issued in connection therewith, including (a) the Warrant for 750,000 Shares of Common Stock of the Company ("Common Stock") dated as of August 18, 1998 (the "750,000 Share Warrant"), made by the Company and issued to the Purchaser, (b) the Warrant for 250,000 Shares of Common Stock dated as of August 18, 1998 (the "250,000 Share Warrant"), made by the Company and issued to the Purchaser (as amended herein), (c) the Warrant for 500,000 Shares of Common Stock dated as of August 18, 1998 (the "500,000 Share Warrant"), made by the Company and issued to the Purchaser (as amended herein), and (d) the Warrant for 45,000 Shares of Common Stock dated as of August 18, 1998 (the "45,000 Share Warrant"), made by the Company and issued to the Purchaser (such Warrants in (a) through (d) being the "Warrants"). This Warrant Agreement (this "Agreement") is entered into in connection with the execution of the Note Agreement dated as of December 31, 1998 (the "Note Agreement"), between the Company and the Purchaser the terms of which have superceded the terms of the Securities Purchase Agreement with respect to certain Notes thereunder. This Agreement supercedes the Securities Purchase Agreement with respect to the Warrants. In consideration of the termination of the Securities Purchase Agreement, the Company and the Purchaser agree as follows:

Section 1.  Definitions.

     1.1 Terms defined herein shall have the meanings specified in their definition, including the following terms which shall have the following meanings:

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

     "Average Price" with respect to Common Stock means, on any day or for any period, as applicable, the trade weighted average of the sales prices for such shares as reported on Bloomberg News Services (i) on the American Stock Exchange or (ii) if such shares are not so listed, then on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are listed or traded or (iii) if such shares are not listed on any national securities exchange, then the prices at which transactions are effected through the NASDAQ National Market as reported by NASDAQ or, (iv) if such shares shall not be listed thereon, the trade weighted average of all transactions in Common Stock in an over-the-counter market.

     "Business Day" has the meaning specified in Section 7.2(a).

     "CanFibre Group" means The CanFibre Group Ltd., an Ontario corporation.

     "Financial Statements" means the June 30, 1998, financial statements of the Company.

     "Material Adverse Change" means any material adverse change in the business, operations, financial condition, or prospects of the Company since the date of the Financial Statements.

     "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

     "Registration Rights Agreement" means the Registration Rights Agreement dated as of August 18, 1998, between the Company and the Purchaser providing for the registration of the Common Stock issuable upon exercise of any of the Warrants.

     "Samarac" means The Samarac Corporation Ltd., an Ontario corporation.

     "Subsidiary" means, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

     "Voting Securities" means (a) with respect to any corporation, any capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation, (b) with respect to any partnership, any partnership interest having general voting power under ordinary circumstances to elect the general partner or other management of the partnership, and (c) with respect to any other Person, such ownership interests in such Person having general voting power under ordinary circumstances to elect the management of such Person, in each case irrespective of whether at the time any other class of stock, partnership interests, or other ownership interest might have special voting power or rights by reason of the happening of any contingency.

     "Warrant Documents" means this Agreement, the Warrants, and the Registration Rights Agreement.

     1.2 All accounting terms not specifically defined in this Agreement shall be construed in accordance with Canadian generally accepted accounting principles applied on a consistent basis with those applied in the preparation of the Financial Statements, and the Company shall not change and shall not permit any change in the method of accounting employed in the preparation of those financial statements unless required to conform to such principles or approved in writing by the Purchaser.

     1.3 All references to documents and agreements shall refer to such documents as amended, supplemented, and otherwise modified from time to time, unless otherwise specified.

     1.4 Unless otherwise stated, all monetary amounts expressed under the Loan Documents and all payments due under the Warrant Documents are expressed in and shall be due in U.S. Dollars.

Section 2.  The Warrants; Certain Amendments.

     2.1 In connection with the Securities Purchase Agreement, the Company issued and sold to the Purchaser and the Purchaser purchased the Warrants, and the Warrants remain issued and outstanding.

     2.2 The 250,000 Share Warrant is amended by replacing the first two paragraphs thereof immediately preceding Section 1 thereof in their entirety with the following:

            FOR VALUE RECEIVED, KAFUS ENVIRONMENTAL INDUSTRIES LTD., a British Columbia corporation (the "Company"), hereby certifies that Enron Capital & Trade Resources Corp., a Delaware corporation (the "Holder"), is entitled to purchase from the Company at any time or from time to time during the period (the "Exercise Period") commencing December 31, 2000, and ending on 5:00 p.m. (Toronto, Ontario time) on July 31, 2008 (the "Expiration Date"), 250,000 shares of Common Stock of the Company (the Common Stock of the Company being referred to herein as the "Common Stock" and such number of shares of Common Stock as adjusted pursuant to the terms hereof, being the "Warrant Shares"), at a price per share equal to the weighted average closing price of Common Stock for the 15 trading days immediately prior to commencement of the Exercise Period, but with a minimum price of U.S. $3.50 and a maximum price of U.S. $4.00 (as such price may be adjusted pursuant to the terms hereof, the "Exercise Price"). This Warrant was issued to the Holder (together with such other warrants as may be issued in exchange, transfer, or replacement of this Warrant, the "Warrants") in connection with the U.S. $12,500,000 Promissory Note dated as of August 18, 1998 (the

    "Note"), made by the Company and payable to the order of the Holder, and entitles the Holder to purchase the Warrant Shares and to exercise the other rights, powers, and privileges hereinafter provided.

     NOTWITHSTANDING THE FOREGOING, this Warrant shall terminate if prior to the commencement of the Exercise Period both (1) either (a) a third party not affiliated with the Holder purchases the depreciation of CanFibre of Riverside, Inc., and invests in CanFibre of Riverside, Inc., in a manner which has provided at least U.S. $8,000,000 in distributable cash proceeds to CanFibre U.S. Inc., is subordinate to all of the loans made by the Holder to CanFibre of Riverside, Inc., and is otherwise reasonably acceptable to the Holder or (b) the Company has sold interests in the Company in a manner which has provided at least U.S. $8,000,000 in cash proceeds to the Company and is otherwise reasonably acceptable to the Holder and (2) the $4,250,000 Convertible Promissory Note (Term Loan C) dated as of December 31, 1998, made by the Company and payable to the Holder has been prepaid or repaid in full in cash and not by conversion or other agreement.

     2.3 The 500,000 Share Warrant is amended by replacing the first two paragraphs thereof immediately preceding Section 1 thereof in their entirety with the following:

            FOR VALUE RECEIVED, KAFUS ENVIRONMENTAL INDUSTRIES LTD., a British Columbia corporation (the "Company"), hereby certifies that Enron Capital & Trade Resources Corp., a Delaware corporation (the "Holder"), is entitled to purchase from the Company at any time or from time to time during the period (the "Exercise Period") commencing on December 31, 2000, and ending on 5:00 p.m. (Toronto, Ontario time) on July 31, 2008 (the "Expiration Date"), 500,000 shares of Common Stock of the Company (the Common Stock of the Company being referred to herein as the "Common Stock" and such number of shares of Common Stock as adjusted pursuant to the terms hereof, being the "Warrant Shares"), at a price per share equal to U.S. $4.00 (as such price may be adjusted pursuant to the terms hereof, the "Exercise Price"). This Warrant was issued to the Holder (together with such other warrants as may be issued in exchange, transfer, or replacement of this Warrant, the "Warrants") in connection with the U.S. $12,500,000 Promissory Note dated as of August 18, 1998 (the "Note"), made by the Company and payable to the order of the Holder, and entitles the Holder to purchase the Warrant Shares and to exercise the other rights, powers, and privileges hereinafter provided.

     NOTWITHSTANDING THE FOREGOING, this Warrrant shall terminate if prior to the commencement of the Exercise Period (a) the outstanding principal balance of the $12,500,000 Convertible Promissory Note (Advancing Credit Facility) dated as of December 31, 1998 (as modified from time to time, the "$12,500,000 Advancing Credit Facility Note"), made by the Company and payable to Enron Capital & Trade Resources Corp. and all accrued but unpaid interest thereon is prepaid or repaid in full in cash, and not by conversion or other agreement, (b) such payment occurs at a time when no Event of Default (as such term is defined under the Note Agreement dated as of December 31, 1998, between the Company and the Holder ) has occurred, and (c) all commitments of the Holder to lend which are related to the $12,500,000 Advancing Credit Facility Note have been terminated.

Section 3. Conditions Precedent. The conditions precedent to the issuance, sale, and purchase of the Warrants were satisfied or waived.

Section 4. Representations and Warranties. The Company represents and warrants to the Purchaser that each of the representations and warranties set forth in the Securities Purchase Agreement were accurate and complete when made thereunder.

Section 5. Covenants. So long as the Purchaser retains any Warrants, the Company covenants as follows:

     5.1 Inspection. The Company shall, and shall cause each of its Subsidiaries to, permit the Purchaser to visit and inspect any of the properties of such Person, to examine all of such Person's books of account, records, reports, and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers, employees, and independent public accountants all at such reasonable times and as often as may be reasonably requested provided that the Company is given at least one Business Day advance notice thereof and reasonable opportunity to be present when independent public accountants or other third parties are contacted.

     5.2 Validity of Shares. The Company shall reserve and keep available at all times, free from preemptive rights, a sufficient number of shares of Common Stock to satisfy the requirements of the Warrants. Such shares of Common Stock:
(i) will be upon issuance, free and clear of any Liens created by the Company or, to the Company's knowledge, any other Person; (ii) have been duly and validly authorized and when issued and paid for in accordance with the terms of the Warrants will be duly and validly issued, fully paid, and non-assessable;
(iii) will not have been issued or sold in violation of any preemptive or similar rights; and (iv) will not subject the Purchaser thereof to personal liability by reason of holding the same.

     5.3    Financial Reports.  The Company shall deliver to the Purchaser:

            (i) within sixty-five (65) days of the end of each fiscal quarter, an unaudited balance sheet and statement of operations for the Company and its Subsidiaries on a consolidated basis prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied;

            (ii) within one hundred eighty (180) of the end of each fiscal year audited financial statements consisting of a balance sheet and statement of operations and cash flows statement for the Company and its Subsidiaries on a consolidated basis prepared in accordance with Canadian Generally Accepted Accounting Principles consistently applied (provided that with respect to paragraphs (i) and (ii) of this Section, provision of copies of reports and financial statements filed with the SEC pursuant to the Company's reporting requirements which contain such items within the time periods required hereunder shall be deemed satisfactory delivery of the required financial statements);

            (iii) copies of any management letters prepared by the Company's auditors and the Company's responses thereto promptly after their issuance; and

            (iv) notice of the occurrence of any Material Adverse Change, promptly after its occurrence.

     5.4 Reports Under Exchange Act; Change in Status. With a view to making available to the Purchaser the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell securities of the Company to the public without registration, the Company agrees to: (i) make and keep public information available, as those terms are defined in Rule 144; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act, and (iii) furnish the Purchaser, so long as the Purchaser owns any Warrants forthwith upon request: (x) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the Exchange Act; (y) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company; and (z) such other information as may be reasonably requested in availing the Purchaser of any rule or regulation of the SEC which permits the selling of any such securities without registration. The Company shall immediately notify the Purchaser in the event the Company ceases to be a "foreign private issuer," as defined in Rule 3b-4 promulgated by the SEC under the Exchange Act or if holders of Common Stock of the Company are otherwise subject to Section 16 of the Act.

     5.5 HSR Act. The Company agrees that, in the event that exercise of any Warrants requires any filing to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Company shall, at the request of the Purchaser and at the expense of the Company, make all filings required by the HSR Act and shall cooperate with the Purchaser in responding to any request for information submitted by the Department of Justice or the Federal Trade Commission.

     5.6 Future Stock Sales. The Company shall not (a) issue or sell (i) shares of the Common Stock at a price less than 85% of the Average Price as of the date of sale or (ii) any securities convertible into or exchangeable for Common Stock, with a conversion or exercise price that is less than 85% of the Average Price of the Common Stock on the date of issuance of such convertible or exchangeable securities or (b) sell more than U.S. $10 million of Common Stock at prices less than the Average Price as of the date of the related sale. Purchaser shall have the right in connection with any issuance of Common Stock (or any security convertible into or exchangeable for Common Stock) to purchase its proportionate share (based on its beneficial ownership of the Common Stock as determined under Rule 13d-3) of the securities proposed to be so issued, on the same terms as those pursuant to which the Company proposes to sell such securities to other Persons. This paragraph will not restrict the ability of the Company to offer or sell securities at or above the Average Price of the Common Stock during the 30 days preceding the date of sale. This Section 5.18 shall terminate on the date the Purchaser and its Affiliates beneficially own less than 10% of the outstanding Common Stock.

Section 6. Default and Remedies. In the event the Company shall breach any of its representations, warranties, or covenants hereunder, (a) the Purchaser is authorized at any time, to the fullest extent permitted by law, to setoff and apply any indebtedness owed by the Purchaser to the Company against any and all of the obligations of the Company under the Warrant Documents, irrespective of whether or not the Purchaser shall have made any demand under the Warrant Documents and although such obligations may be contingent and unmatured and (b) the Purchaser may exercise all of its rights under the Warrant Documents and all other rights at law or in equity. No right, power, or remedy conferred to the Purchaser in the Warrant Documents or in any documents securing or supporting the Warrant Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Purchaser shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. No notice to or demand upon the Company shall entitle the Company to similar notices or demands in the future.

Section 7.  Miscellaneous.

     7.1 Indemnification of Purchaser. The Company agrees to protect, defend, indemnify, and hold harmless the Purchaser and its stockholders, directors, officers, employees, agents, affiliates, successors, and assigns, and their respective stockholders, directors, officers, employees, and agents (for the purposes of this Section 7.2, collectively, the "Indemnified Parties"), from and against all demands, claims, actions, suits, damages, judgments, fines, penalties, liabilities, and out-of-pocket costs and expenses, including reasonable costs of attorneys and related costs of experts such as accountants (collectively, the "Indemnified Liabilities"), actually incurred by any Indemnified Party which are related to (a) any breach of any representation, warranty, or covenant of the Company under the Warrant Documents and (b) any litigation or proceeding relating to the Warrant Documents or the transactions contemplated thereunder, INCLUDING ANY INDEMNIFIED LIABILITIES CAUSED BY ANY INDEMNIFIED PARTY'S OWN NEGLIGENCE, but not Indemnified Liabilities which are a result of any Indemnified Party's gross negligence or willful misconduct. The amount and nature of any indemnification claim under this Section shall be presumptively established by a certificate from the applicable Indemnified Party. The provisions of this paragraph shall survive any purported termination of this Agreement that does not expressly reference this paragraph.

     7.2    Certain Provisions Regarding Payments.

            (a) Unless otherwise specified, the Company shall make all payments required under the Warrant Documents not later than 1:00 p.m., Houston, Texas, time on any date when due in lawful money of the United States of America to the Purchaser at such location as is specified by the Purchaser in writing in immediately available funds. Whenever any payment to be made under the Warrant Documents shall be stated to be due on a day other than a day on which the banks in Vancouver, British Columbia, and Houston, Texas, are required to be open ("Business Day"), such payment shall be due and payable on the next succeeding Business Day. If the date for payment of any obligation is not specified in the Warrant Documents, such obligation shall be payable upon demand.

            (b) Any and all payments by the Company under the Warrant Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, other than taxes imposed on the income of and franchise taxes imposed on the Purchaser by any jurisdiction in which the Purchaser is a citizen or resident or any political subdivision of such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by law to deduct any Taxes from any sum payable to the Purchaser (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), the Purchaser receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Company shall make such deductions; and (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (c) The Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made with respect to, or from the execution, delivery, filing, or registration of, the Warrant Documents.

            (d) If any sum due from the Company under the Warrant Documents or any order or judgment given in relation hereto has to be converted from the currency in which the same is payable hereunder or under such order or judgment (the "first currency") into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Company with any governmental authority or in any court, tribunal, or arbitration panel or (ii) enforcing any order or judgment given in relation hereto, the Company shall indemnify the Purchaser against any loss incurred as a result of any discrepancy between (A) the rate of exchange used when restating the amount in question from the first currency into the second currency and (B) the rate or rates of exchange at which the Purchaser purchased the first currency with the second currency after receipt of a sum paid to it in the second currency in satisfaction, in whole or in part, of any such sum due or order or judgment. The foregoing indemnity shall constitute a separate obligation of the Company distinct from any other obligations and shall survive the giving or making of any judgment or order in relation to all or any of such other obligations.

     7.3 Waiver, Amendment, and Survival. Performance under this Agreement may be waived only in a writing signed by the party against whom enforcement is sought, and such a waiver shall be effective only for the purposes and only to the extent stated in that writing. The terms of this Agreement may be amended, supplemented, and otherwise modified only in a writing signed by the party against whom enforcement is sought, and such an amendment, supplement, or other modification shall be effective only for the purposes and only to the extent stated in that writing. All representations, warranties, and covenants of the Company in the Warrant Documents shall survive the execution of this Agreement and any other document or agreement.

     7.4    Successors and Assigns.

            (a) This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Purchaser and its respective successors and assigns including successors to any Warrants. The Company may not assign its rights or delegate its duties under the Warrant Documents. The Purchaser may assign its rights and delegate its duties to successors and assigns of the Warrants.

     7.5 Notice. Unless otherwise specified, all notices and other communications provided for between the Company and the Purchaser under this Agreement shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth below, or to such other address as shall be designated by the Company or the Purchaser in written notice to the other party. Notice sent by telecopy shall be deemed to be given and received when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given and received when receipted for by, or actually received by, an authorized officer of the Company or the Purchaser, as the case may be.

     Kafus Environmental Industries Ltd.
     270 Bridge Street
     Dedham MA 02026
     Attn:  Mr. Michael A.  McCabe
     telephone:   781-326-5001
     telecopier:  781-326-5105

     Enron Capital & Trade Resources Corp.
     Attn: Tony A. Valentine
     1400 Smith Street
     Houston, Texas 77002
     telephone:   713-853-6903
     telecopier:  713-646-2654

     7.6 Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of British Columbia and the applicable laws of the Canada, without regard to conflicts of law principles which would select another law.

     7.7    Arbitration.

            (a) Disputes arising under the Warrant Documents shall be settled by one arbitrator pursuant to the rules of the American Arbitration Association (the "AAA") for Commercial Arbitration (the "Rules"). Such arbitration shall be held in New York, New York, or at such other location as mutually agreed to by the parties to the dispute. Subject to any applicable limitations contained in this Agreement, arbitration may be commenced at any time by any party giving notice to the other party that a dispute has been referred to arbitration under this paragraph (a). The arbitrator shall be selected by the joint agreement of the parties hereto, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the Rules from the panel of arbitrators maintained by the AAA. Any award of the arbitrator shall be accompanied by a written opinion giving the reasons for the award. The expense of the arbitration shall be borne by the parties in the manner determined in writing by the arbitrator. This arbitration provision shall be specifically enforceable by the parties. The determination of the arbitrator pursuant to this Section shall be final and binding on the parties and may be entered for enforcement before any court of competent jurisdiction.

            (b) The provisions in the Warrant Documents shall control the dispute resolution elections under the Warrant Documents.

     7.8 Counterparts. This Agreement may be executed in multiple counterparts which together shall constitute one and the same instrument.



              [the remainder of this page is intentionally blank]

     7.9 No Further Agreements. THIS WRITTEN AGREEMENT AND THE OTHER WARRANT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

     EXECUTED as of the date first above written.

                              Very truly yours,

                              ENRON CAPITAL & TRADE RESOURCES
                              CORP.


                              By:
                                 -----------------------------
                              Name:
                                   ---------------------------
                              Title:
                                    --------------------------

AGREED TO AND ACCEPTED
as of the date first
above written.

KAFUS ENVIRONMENTAL INDUSTRIES LTD.


By:
   ---------------------------
Name:
     -------------------------
Title:
      ------------------------